Exhibit 99.1

Agilent Technologies Announces Pricing of $500 Million of Senior Notes

SANTA CLARA, Calif., June 1, 2020 – Agilent Technologies, Inc. (NYSE: A) today announced the pricing of an underwritten, registered public offering of a series of its senior notes in an aggregate principal amount of $500 million. The offering is being conducted under an automatic shelf registration statement on file with the Securities and Exchange Commission. The notes will mature in June 2030 and will bear interest at an annual rate of 2.100 percent. The offering is expected to close on June 4, 2020, subject to the satisfaction of customary closing conditions.

The estimated net proceeds of the offering are expected to be approximately $494.3 million. Agilent intends to use the net proceeds from the offering for general corporate purposes, including, together with cash on hand, to repay borrowings under its term loan facility.

BofA Securities, Inc., Mizuho Securities USA LLC and Wells Fargo Securities, LLC are acting as joint book-running managers.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

BofA Securities, Inc.

NC1-004-03-43

200 North College Street, 3rd floor

Charlotte NC 28255-0001

Attn: Prospectus Department

Email: dg.prospectus_requests@bofa.com

Telephone: (800) 294-1322

Mizuho Securities USA LLC

1271 Avenue of the Americas

New York, NY 10020

Attn: Debt Capital Markets

Telephone: (866) 271-7403

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attn: WFS Customer Service

Email: wfscustomerservice@wellsfargo.com

Telephone: (800) 645-3751

Electronic copies of the prospectus supplement and accompanying prospectus are or will be available for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics and applied chemical markets. Now in its 20th year as an independent company delivering insight and innovation toward improving the quality of life, Agilent instruments, software, services, solutions and people provide trusted answers to customers’ most challenging questions.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws, including with respect to the closing of our senior notes offering and the anticipated use of the net proceeds therefrom. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements are subject to significant risks and uncertainties, including, without limitation, risks and uncertainties related to economic, market or business conditions and satisfaction of customary closing conditions related to the public offering. No assurance can be given that the securities offering discussed above will be consummated on the terms described or at all. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

Investor Contact:

Ankur Dhingra

+1 408 345 8948

ankur_dhingra@agilent.com